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                                                                 EXHIBIT 3.5(i)

                        CERTIFICATE OF INCORPORATION

                                     OF

                            SOLUTIA SYSTEMS, INC.

1.       The name of the corporation is Solutia Systems, Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is: to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Cent ($.01), amounting in the aggregate to Ten Dollars and No Cents ($10.00).

5.       The name and mailing address of the incorporator is as follows:

                                 Lorrie Maag
                        720 Olive Street, 24th Floor
                          St. Louis, Missouri 63101

6.       The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

         To make, alter or repeal the by-laws of the corporation.

         To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

         To set apart out of any of the funds of the corporation available for dividends as reserve or reserves for any proper purposes and to abolish any such reserve in the manner in which it was created.

         To designate one or more committees, each committee to consist of one or more of the directors of the corporations. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another


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member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (ii) adopting, amending or repealing any by-law of the corporation.

         When and as authorized by the stockholders in accordance with law, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

8. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

         Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

9. The word "Solutia" is a trademark and a trade name of Solutia Inc., a corporation organized and existing under the laws of the State of Delaware, United States of America. Consent from Solutia Inc. to use the trade name "Solutia" in the name of this Corporation has been obtained subject to the following terms and conditions:

         (i) such consent shall not confer any property right to this Corporation in or to such trade name, or any trademark or other trade name of Solutia Inc.;

         (ii) the right to use the trade name "Solutia" in the name of this Corporation shall automatically terminate upon written notice by said Solutia Inc. delivered at any time to the Secretary of this Corporation and thereupon the officers and stockholders of this Corporation, at its expense, will take promptly all necessary action to amend the Certificate of Incorporation and by-laws of this Corporation to delete the word "Solutia" from the name of this Corporation and cease use thereof;

         (iii) any additional right to use such trade name and any right to use any other trade name or any trademark, service mark or other trade or commercial symbol of Solutia Inc. that may be granted from time to time shall, upon written notice by said Solutia Inc. delivered at any time to the Secretary of this Corporation, terminate immediately unless otherwise provided in any agreement or other instrument entered into pursuant to clause (iv) below; and

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         (iv)     upon request this Corporation shall execute one or more
         agreements or other instruments with Solutia Inc. to more fully set forth the above terms and conditions.

         WE, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 9th day of December, 1998.

                                                  /s/ Lorrie Maag
                                                  --------------------------
                                                  Lorrie Maag

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